Exhibit 99.3

Vitamin Shoppe, Inc. Completes Initial Public Offering

North Bergen, NJ (November 2, 2009) — Vitamin Shoppe, Inc. (NYSE: VSI) today announced the closing of its initial public offering of its common stock, which was priced on October 27 at a public offering price of $17.00 per share. In connection with the initial public offering, the underwriters exercised in full their option to purchase an additional 1,364,411 shares of common stock from the selling stockholders. As a result, a total of 10,460,488 shares were sold in the initial public offering, consisting of 7,666,667 shares of common stock sold by Vitamin Shoppe and 2,793,821 shares sold by the selling stockholders.

Vitamin Shoppe intends to use the net proceeds of approximately $121.2 million from the offering for the pro rata redemption of approximately $72.5 million of its outstanding preferred stock, the repurchase of approximately $45.2 million in aggregate principal amount of its outstanding senior secured notes, and the payment of offering-related expenses.

J.P.Morgan, BofA Merrill Lynch and Barclays Capital are acting as joint book-running managers for the offering. Piper Jaffray, Robert W. Baird & Co. and Stifel Nicolaus are the co-managers of the offering.

The public offering is being made only by means of a prospectus, copies of which may be obtained from either:

J.P.Morgan

c/o Broadridge Financial Solutions

1155 Long Island Ave

Edgewood, NY 11717

BofA Merrill Lynch

4 World Financial Center

New York, NY 10080

Attention: Preliminary Prospectus Department

Email: Prospectus.Requests@ml.com

Barclays Capital

c/o Broadridge Integrated Distribution Services

1155 Long Island Avenue

Edgewood, NY 11717

Email: barclaysprospectus@broadridge.com

A registration statement relating to shares of the common stock of Vitamin Shoppe has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Vitamin Shoppe, Inc.

Vitamin Shoppe is a specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products and health and beauty aids to customers located primarily in the United States.

Investor Contact:

Michael Archbold

Chief Financial Officer

201-624–3611

ir@vitaminshoppe.com

Media Contact:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

Or:

Allison & Partners

Jill Yaffe

646-428-0602

vitaminshoppe@allisonpr.com